Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for November 2021

HOUSTON, Texas, November 19, 2021 – PNC Bank, National Association, as the successor trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $6,982,507.89 or $0.149811 per Unit, based primarily upon the reported production during the month of September 2021 and nonrecurring reimbursements to the Trust from prior month actualizations and adjustments, plus interest. The distribution is payable December 14, 2021, to Unit Holders of record as of November 30, 2021.

For the production month of September 2021, the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), reported to the Trust net profits of $9,520,577 ($7,140,432 net royalty amount to the Trust).

Hilcorp reported $7,603,853 of revenue for the production month of September 2021. This includes September revenues of $7,779,357 and revenue actualizations for the January, February, March, and April 2021 production months which decreased revenues by $668,950. The reporting month of September 2021 also includes other revenues of $493,446 which includes $203,196 in nonrecurring additional revenue related to granted audit exceptions and interest, an estimate of $100,000 for non-operated income, and $190,250 of interest due to the Trust from prior actualizations and adjustments.

Hilcorp reported a credit of $1,916,724 of production costs for the production month of September 2021. This includes September production costs of $3,140,651, which is made up of $2,057,967 of lease operating expense, $1,078,450 of severance taxes and $4,234 of capital costs. Production costs also include credits of $1,482,014 for the severance tax actualizations for the January, February, March, and April 2021 production months, as well as credits of $3,575,361 for nonrecurring corrections of January through July 2021 lease operating expenses. Hilcorp informed the Trust that it had discovered errors made in the setup of a few of its general ledger accounts during its SAP conversion process. Specifically, Hilcorp stated that these accounts had been mislabeled as billable, including three of the Trust’s general ledger accounts. Hilcorp believes that it has now corrected its accounting internal control systems.

Based upon information Hilcorp provided to the Trust, gas volumes for the subject interests for September 2021 totaled 167,812 Mcf (186,458 MMBtu), including a credit for actualized volumes of 1,952,591 Mcf (2,169,545 MMBtu) due to the actualization of January through April 2021 revenues. For the production month of September 2021, excluding actualizations, gas production for the subject interests totaled 2,120,403 Mcf (2,356,003 MMBtu), as compared to 2,171,709 Mcf (2,413,010 MMBtu) for August 2021. Dividing revenues by production volume, excluding actualizations, yielded an average gas price for September 2021 of $3.60 per Mcf ($3.24 per MMBtu), as compared to an average gas price for August 2021 of $3.37 per Mcf ($3.04 per MMBtu).

Hilcorp has informed the Trust that it has completed the implementation of its new accounting system. Hilcorp began reporting actual, instead of estimated, production for the June 2021 production month (August 2021 Trust reporting month) and it will report actual production going forward. The remaining months of non-operated revenue and non-operated severance tax actualizations for prior periods will be accounted for and reported in future distribution reports. At this time, the amount of these actualizations is unknown. The Trustee will coordinate with Hilcorp on the timing of any further actualizations and will communicate that timing to Unit Holders.

The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit all payments made by Hilcorp to the Trust, including adjustments, actualizations, and recoupments. The Trustee continues to consult with outside counsel to review the rights of the Trust with respect to these matters and to evaluate any available potential legal remedies.

Contact:	San Juan Basin Royalty Trust
PNC Bank, National Association
PNC Asset Management Group
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
website: www.sjbrt.com
e-mail: sjt@pnc.com

James R. Wilharm, Senior Vice President and Director of Trust Real Estate Services
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

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